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                                                                       EXHIBIT B



                                IRREVOCABLE PROXY


                  Subject to the terms and conditions set forth herein, the undersigned VASILIKI DELLA PASVANTIDOU ROUNICK (the "Stockholder"), with respect to all of the shares of common stock of The He-Ro Group, Ltd., a Delaware corporation (the "Corporation"), now or hereafter "beneficially owned" (as such term is defined herein) by the Stockholder, including, but not limited to shares held by the Estate of Herbert Rounick (for which Stockholder is executrix) and shares held by affiliates and family members (including step family) of Stockholder over which Stockholder has control (the "Shares"), hereby revokes all previous proxies, if any, and appoints and grants HONG J. HAN, a resident of the State of New Jersey, and his heirs, executors and designees (the "Proxy Holder"), an irrevocable proxy to vote the Shares and to attend any meeting of the stockholders of the Corporation, and any adjournments thereof, held on or after the date of giving of this Proxy and prior to the termination of this Proxy, and to execute any and all written consents of stockholders of the Corporation (or to express dissent to any corporate action proposed in such written consents) executed on or after the date of the giving of this Proxy and prior to the termination of this Proxy, necessary to vote the Shares, with the same effect as if the Stockholder voted the Shares or had signed the written consent and with the same effect as the Stockholder might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation in connection with stockholder voting.

                  For purposes of this Proxy, "beneficial ownership," "beneficially owned," "beneficially owns" or any derivation thereof, shall have the same meaning as set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided, however, that when determining Proxy Holder's beneficial ownership, the Shares subject to this Proxy shall be excluded from such beneficial ownership.

                  The Stockholder authorizes and directs Proxy Holder to file this Proxy appointment with the secretary of the Corporation and authorizes Proxy Holder to substitute another person as proxy holder and to file the substitution instrument with the Secretary of the Corporation.

                  This Proxy is irrevocable pursuant to Section 212 of the General Corporation Law of the State of Delaware. Proxy Holder has received this Proxy in connection with the exchange of consideration with Stockholder and as such the Proxy is coupled with an interest and is irrevocable.

                  This Proxy shall have an initial term of three years from the date hereof, provided that, if at the end of such initial three-year period, Proxy Holder does not beneficially own stock of the Corporation representing at least 55% of the issued and outstanding common stock of the Corporation, inclusive of all outstanding options and warrants to purchase common stock of the Corporation exercisable at the end of the initial three-year period, this Proxy shall continue for an additional three-year period or until such time as Proxy Holder beneficially owns common stock of the Corporation representing at least 55% of the issued and outstanding common stock of the Corporation, inclusive of all outstanding options and warrants to purchase common stock of the Corporation then
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currently exercisable, whichever is earlier (this period, together with the initial three-year period, shall be referred to herein as the "Voting Control Period").

                  This Proxy shall remain in full force and effect and be enforceable against any donee, transferee or assignee of the Shares, subject to Stockholder's limited right, after the expiration of the initial three years of the Voting Control Period, to sell Shares subject to Rule 144 under the Securities Act of 1933, as amended, or in a privately negotiated, bona fide arms length transaction, free and clear of this Proxy, provided that she first give written notice of any such proposed sale to Proxy Holder; upon receipt of such notice, Proxy Holder shall have five (5) business days to elect in writing to purchase the shares at Fair Market Value, as such term is defined in the Stock Purchase Agreement dated October 16, 1997 (the "Purchase Agreement") among Stockholder, Proxy Holder, the Corporation and Nah-Nah Collection Inc. (or, in the event of a proposed privately negotiated bona fide arms length sale, at such other price as set forth in the offer received by Stockholder (the "Offer Price")). If Proxy Holder so elects to purchase, Proxy Holder shall have an additional five (5) business days to consummate such purchase. If Proxy Holder elects not to purchase or does not timely elect to purchase such shares or fails to timely consummate the purchase, Stockholder may, during the next 60 day period, sell such shares free and clear of this Proxy at Fair Market Value or at the Offer Price, as the case may be, and all of the remaining Shares shall remain subject to this Proxy for the remainder of the Voting Control Period. If Stockholder desires to make such sale after the expiration of the 60 days, she shall repeat the above process. Notwithstanding anything previously provided herein, Stockholder must retain during the Voting Control Period and subject to this Proxy that number of Shares which, when added to the number of shares of common stock of the Corporation beneficially owned by Proxy Holder, represents 55% of the issued and outstanding common stock of the Corporation, inclusive of all outstanding options and warrants to purchase common stock of the Corporation then currently exercisable.

                  In the event of a discrepancy between the language contained in this Proxy and the relevant language in Section 4A.1(a) of the Purchase Agreement, the language contained in this Proxy shall prevail.


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                  IN WITNESS WHEREOF, the undersigned has executed this
Irrevocable Proxy, as of the 24th day of December, 1997.



                                        /s/ Vasiliki Della Pasvantidou Rounick
                                        ---------------------------------------
                                        Vasiliki Della Pasvantidou Rounick,
                                        individually and as executrix of
                                        the Estate of Herbert Rounick

Witness:


/s/ Sari Dweck
--------------------------------
Name: Sari Dweck



STATE OF NEW YORK                      )
                                       ) ss.:
COUNTY OF NEW YORK                     )


                  On the 17 day of December, 1997, before me, a notary public, personally came Vasiliki Della Pasvantidou Rounick, to me known, who, by me duly sworn, did depose and say that deponent resides in New York and that deponent is the executrix of the Estate of Herbert Rounick and that deponent signed her name to the foregoing Irrevocable Proxy in her individual capacity and as executrix of the Estate of Herbert Rounick.



                                                  /s/ Stuart Shorestein
                                                  ------------------------------
                                                           Notary Public


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